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                                                                    Exhibit 99.1

                                                                   PRESS RELEASE
CONTACT:  Larry Selwitz
          Investor Relations
          Phone: 562.493.2770
          Fax: 562.493.4510
          Email: investor@QCS.net


FOR IMMEDIATE RELEASE:

       QCS.net Corporation Announces Name Change to SourcingLink.net, Inc.
        Reflects Company's Growing Business-to-Business Internet Activity

         MOUNTAIN VIEW, Calif., July 20 /PRNewswire/ -- QCS.net Corporation (OTC Bulletin Board: QCSC - news), announced today that it has received stockholder approval to change the name of the Company from QCS.net corporation to SourcingLink.net, Inc.

         According to Sean Maloy, SourcingLink.net President and CEO, the new name was chosen to more accurately reflect the Company's business activity, which uses Internet-based solutions and services. "We believe that the Company today is the industry leader in e-Commerce solutions for automating pre-order merchandise sourcing activities and linking major retailers with their suppliers for exchange of sourcing information. We expect our new name to provide meaningful recognition for our success to date with both retailers and suppliers, and to help us clearly differentiate SourcingLink.net in the marketplace."

         Added Maloy: "The name change will in no way affect the validity or transferability of currently outstanding stock certificates, nor will the Company's stockholders be required to surrender or exchange any stock certificates that they currently hold. In conjunction with our name change, we will also be changing the Company's stock symbol from 'QCSC' to a new symbol that will be consistent with our new name."

         SourcingLink.net (www.SourcingLink.net) has developed and is supplying to customers an Internet-based turnkey solution for business-to-business e-Commerce that enables retailers to organize, automate and significantly reduce the cost of their pre-order merchandise sourcing activities with their merchandise suppliers around the globe. Major retailers who are currently in the process of linking with their suppliers through the SourcingLink solution include PETsMART, Promodes, and Carrefour. All customer, help desk, and training services are available through regional Solution Centers based in Cincinnati, Brussels, and Hong Kong.

         Any statements in this announcement about future results are preliminary and based on partial information and assumptions, and actual results may differ. Except for historical information presented, the matters discussed in this announcement contain forward-looking statements that involve risks and uncertainties, including the development and growth of markets targeted by SourcingLink.net, the acceptance of Electronic Collaborative Solutions by retailers and vendors, the continuance of IBM as a business partner, subsequent competition, general economic conditions in the U.S. and abroad, and other risks detailed from time to time in the Company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of the most recent forms 10K and 10Q of SourcingLink.net are available upon request from its corporate office.